Exhibit 99.1

For Immediate Release

Contact:

Dan Coccoluto	Al Palombo
Omtool, Ltd.	Cameron Associates
Chief Financial Officer (Acting)	Investor Relations
603-898-8900, ext. 1446	(212) 245-8800 Ext. 209
coccoluto@omtool.com	al@cameronassoc.com

OMTOOL REPORTS THIRD QUARTER 2004 RESULTS

Company Delivers 42% Increase in Earnings Per Share Over the Prior Quarter
With Continued Growth of U.S. AccuRoute Sales

SALEM, N.H., October 21, 2004 – Omtool, Ltd. (NASDAQ: OMTL), a leading provider of electronic business document exchange systems and software, today reported results of operations for the third quarter ended September 30, 2004.  Total revenues for the third quarter were approximately $3.4 million, compared with revenues of approximately $3.6 million for the third quarter of 2003.  Net income for the quarter ended September 30, 2004 was approximately $394,000 or $0.10 per share, on a basic and diluted basis, as compared to a net loss of approximately $922,000 or $(0.26) per share, on a basic and diluted basis for the same quarter of 2003.

For the nine-month period ended September 30, 2004, total revenues were $10.8 million versus total revenues of $9.9 million for the same period in 2003.  For the first nine months of 2004, the Company recorded net income of approximately $1.1 million or $0.27 per fully diluted share and $0.28 per basic share as compared to a net loss of approximately $2.3 million or $(0.67) per share, on a basic and diluted basis for the first nine months of 2003.

Software revenues from Omtool’s AccuRoute product in the third quarter were approximately $483,000 versus approximately $587,000 for the previous quarter.  U.S. sales of the AccuRoute product were up 22% from the second quarter.  Software revenues from Omtool’s legacy fax products remained essentially flat with a modest 2% increase over the previous quarter.  Associated hardware revenue increased by approximately $246,000.  Total gross profit margin increased from 62% for the three months ended September 30, 2003 and decreased from 69% for the three months ended June 30, 2004 to 68% in the current quarter.  The Company had an ending cash balance of approximately $10 million dollars.

“From an operational standpoint, we believe that the overall positive numbers posted this quarter confirm the validity of the strategic planning and execution that we have undertaken over the past 24 months,” commented Robert Voelk, President and Chief Executive Officer of Omtool.  “While we noted that revenues were essentially flat, we were very pleased to see another 22% increase in U.S. sales of our AccuRoute product and a 21% increase in our U.S. fax software sales revenue.  Our biggest challenge this quarter came from our European operations which, on average, represents slightly more than 20% of our total quarterly revenues.  During this quarter, our European operations delivered a 12% revenue contribution.  We have implemented changes to those operations that we anticipate will show improvement in relatively short order.  We expect substantial sales potential for our AccuRoute product both in this region and throughout the U.S. and we anticipate that we will be able to generate increased momentum in the fourth quarter and throughout 2005.  Additionally, given the sales cycle and contract timing, we expect to begin realizing incremental revenue from our recently announced relationship with Xerox in the first quarter of 2005.  We anticipate that this relationship will make a positive impact to our top and bottom line as we drive toward our goal of achieving consistent and increased profitability in 2005.” Voelk concluded, “Our Facilities Management partner program continues to draw interest and we are pleased to report that we have recently added our first Canadian firm as well as a U.S.-based global imaging systems company to our list of partners. We are excited about the interest that the AccuRoute product has received from the partners to this program and we look forward to helping these partners deliver the product into the marketplace.”

About Omtool, Ltd.

Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange.  Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure.  Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into industry-leading multifunction and scanning devices.  Based in Salem, N.H., and with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding the Company’s future financial and operating performance, customer interest in the Company’s Genifax™ and AccuRoute™ products, long-term sales strategy, distribution channels, strategic partnerships and the future plans of Company management.  These forward-looking statements are neither promises nor guarantees, but are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in the forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax™ software products, the success of the Company’s channel sales strategies, business partner strategies and new marketing efforts, the continuation of market demand for fax-based software solutions, fluctuations in quarterly results of operations, dependence on continuing market acceptance of Fax Sr. NT™ software, changes in the regulatory environment, dependence on continuing growth in the number of organizations implementing secure electronic document exchange, competition, the Company’s ability to complete development of, and market acceptance of new products, including the AccuRoute, Genidocs and Genifax software products, product enhancements, the risks associated with reductions in staff and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2004 and the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2004 and August 10, 2004.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follow.

Consolidated Statements of Operations

(in Thousands except Per
Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2004	2003	2004	2003
Revenues:
Software license	$1,011	$984	$3,315	$2,972
Hardware	697	710	2,312	1,827
Service and other	1,740	1,856	5,217	5,065
Total revenues	3,448	3,550	10,844	9,864
Cost of revenues:
Software license	33	87	151	238
Hardware	404	432	1,393	1,231
Service and other	676	816	2,068	2,414
Total cost of revenues	1,113	1,335	3,612	3,883
Gross profit	2,335	2,215	7,232	5,981
Operating expenses:
Sales and marketing	1,013	1,038	3,045	3,707
Research and development	478	563	1,431	1,735
General and administrative	528	797	1,799	2,355
Restructuring charge	—	807	—	807
Total operating expenses	2,019	3,205	6,275	8,604
Income (loss) from operations	316	(990)	957	(2,623)
Interest and other income	30	68	105	121
Income (loss) before tax (benefit) provision	346	(922)	1,062	(2,502)
Tax (benefit) provision	(48)	—	10	(156)
Net Income (loss)	$394	$(922)	$1,052	$(2,346)

Net income (loss) per share
Basic	$0.10	$(0.26)	$0.28	$(0.67)
Diluted	$0.10	$(0.26)	$0.27	$(0.67)

Weighted average number of common shares outstanding
Basic	3,937	3,494	3,738	3,495
Diluted	4,126	3,494	3,925	3,495

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets

(in Thousands)	September 30, 2004	December 31, 2003
	(Unaudited)

Assets:
Cash and cash equivalents	$10,032	$8,242
Accounts receivable, net	1,270	1,535
Inventory	38	38
Prepaids and other	386	268
	11,726	10,083
Property and equipment, net	242	395
Other assets	12	14
	$11,980	$10,492
Liabilities and stockholders’ equity:
Accounts payable	$790	$884
Accrued expenses	1,177	1,203
Accrued state sales tax	828	1,010
Accrued restructuring	—	444
Deferred revenue	3,135	3,512
	5,930	7,053
Stockholders’ equity	6,050	3,439
	$11,980	$10,492